Exhibit 10.2

February 26, 2013

Board of Directors of Optimer Pharmaceuticals, Inc.,

101 Hudson Street, Suite 3501,

Jersey City, NJ  07302.

Members of the Board,

I defer to your decision to appoint Meredith Schaum as General Counsel and, subject to your acceptance, resign as General Counsel, Chief Compliance Officer, Senior Vice President and Secretary of Optimer Pharmaceuticals, Inc.

This letter confirms the understanding that my resignation will be treated for purposes of my employment arrangements with Optimer as a termination without cause and your agreement that you will pay amounts due me under the severance plan in a lump sum.  In addition, I recognize that events occurring during my tenure at Optimer are under heightened scrutiny.  I therefore confirm that I will repay any amounts and benefits I receive as a result of such treatment of my resignation in the event that it is finally determined by a court that I engaged in any act for which I would not be entitled to indemnification under Section 8.1 of Optimer’s by-laws.

Very truly yours,

/s/ Kurt Hartman
Kurt Hartman

Accepted and Agreed:

Optimer Pharmaceuticals, Inc.

By:	/s/ Anthony E. Altig
Anthony E. Altig
Chairman, Compensation and Governance/
Nominating Committee